UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2016

ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Newport Center Drive, 12th Floor Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (949) 480-8300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On February 23, 2016, the Board of Directors (the “Board”) of Acacia Research Corporation (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved a new compensation package for Marvin Key, the Company’s interim Chief Executive Officer, effective immediately. Pursuant to the new compensation package, Mr. Key will receive (i) a base salary of $35,000 per month, or an annualized base salary of $420,000 per year, (ii) target bonus compensation of $273,000, payable on a prorated basis upon Mr. Key’s achievement of certain performance objectives set by the Board and (iii) equity compensation having an aggregate grant date fair market value of $450,000, consisting of time- and performance-based stock option and restricted stock awards.
On February 23, 2016, the Board, upon the recommendation of the Compensation Committee of the Board, approved a new cash bonus program for executive officers of the Company and its wholly-owned operating subsidiaries, including the Company’s named executive officers. The new cash bonus program replaces the Company’s discretionary cash bonus program and features the following:

•	Target Bonus: The target bonus levels for each participant will be based upon a percentage of the participant’s base salary set by the Board.

•	Performance Metrics: The performance metrics will be weighted as follows: 50% based on a set revenue goal and 50% based on a set operating income goal.

•
Pay for Performance Metrics: 90% of target performance will result in a 50% bonus payment and 150% of target performance will result in a maximum 200% bonus payment. No bonus payments will be made for target performance below the 90% level. Bonus payments will be interpolated for actual performance between percentages set forth above.

•	Payment Modifier: Any bonus payment may be adjusted at year end by up to 15% by the Compensation Committee in its discretion based on supplemental performance measures applicable to a participant.

•
Payment Period. Bonus payments may be made on a quarterly basis, but the Company shall holdback 25% of each participant’s quarterly bonus payment until year end to ensure the alignment of payments with annual goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    February 26, 2016                ACACIA RESEARCH CORPORATION

By:    /s/ Edward Treska
Senior Vice President, General Counsel and Secretary